                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 aaiPharma Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             [aaiPharma Inc. LOGO]

                                 AAIPHARMA INC.
                           2320 SCIENTIFIC PARK DRIVE
                        WILMINGTON, NORTH CAROLINA 28405

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 2002

                             ---------------------

To the Company's stockholders:

     The annual meeting of stockholders of aaiPharma Inc., a Delaware corporation, will be held on Friday, May 17, 2002 at 10:00 a.m., North Carolina time, at the Company's corporate office, located at 2320 Scientific Park Drive, Suite 185, Wilmington, North Carolina 28405. The purpose of the meeting is:

        1. To elect three (3) directors to serve for three-year terms and until their successors are elected and qualified;

        2. To approve an Amendment to the 1997 Stock Option Plan authorizing the issuance of an additional 1,250,000 options to purchase shares of Company common stock;

        3. To approve an Amendment to the 2000 Stock Option Plan for Non-Employee Directors authorizing the issuance of an additional 250,000 options to purchase shares of Company common stock;

        4. To amend the Company's Certificate of Incorporation to increase the number of directors from nine (9) to ten (10);

        5. To ratify and approve the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 2002; and

        6. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     The record date for the determination of the stockholders entitled to vote at the Annual Meeting or at any adjournment thereof is the close of business March 25, 2002.

     You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                                          By Order of the Board of Directors,

                                          Gregory S. Bentley
                                          Secretary

Wilmington, North Carolina
April 9, 2002

          YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE COMPLETE, SIGN,
             DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR
                      NOT YOU PLAN TO ATTEND THE MEETING.

                             [AAIPHARMA INC. LOGO]

                                 AAIPHARMA INC.
                           2320 SCIENTIFIC PARK DRIVE
                        WILMINGTON, NORTH CAROLINA 28405

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                                                   April 9, 2002

     This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of aaiPharma Inc. (the "Company") for use at the annual meeting of stockholders (the "Annual Meeting") to be held on Friday, May 17, 2002 at 10:00 a.m., North Carolina time, at the corporate office of the Company, located at 2320 Scientific Park Drive, Suite 185, Wilmington, North Carolina 28405, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement and the form of proxy enclosed are being mailed to stockholders with the Company's 2001 Annual Report to Stockholders commencing on or about April 10, 2002.

                          VOTING RIGHTS AND PROCEDURES

     Only stockholders of record of the common stock of the Company at the close of business on March 25, 2002 will be entitled to vote at the Annual Meeting. As of that date, a total of 18,162,076 shares of common stock ("Common Stock") were outstanding, each share being entitled to one vote. There is no cumulative voting. If a stockholder returns a proxy withholding authority to vote the proxy with respect to any or all of the nominees for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee or nominees. If a stockholder abstains from voting as to any matter, then the shares held by such stockholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to any such matter.

     Shares of the Company's Common Stock represented by proxies in the form solicited will be voted in the manner directed by the stockholder. If no direction is given, the proxy will be voted for the election of the nominees FOR director named in this Proxy Statement, FOR the approval of the amendment to the 1997 Stock Option Plan authorizing the issuance of an additional 1,250,000 options, FOR the amendment to the 2000 Stock Option Plan for Non-Employee Directors authorizing the issuance of an additional 250,000 options, FOR the approval to amend the Company's certificate of incorporation to increase the size of the Board of Directors to ten (10), and FOR the ratification and approval of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2002. Management of the Company is not aware of any matters to be acted upon at the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting. In the event that any other matters properly come before the Annual Meeting and call for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on these matters. A proxy may be revoked at any time before being exercised by delivery to an officer of the Company of a written notice of termination of the proxy's authority or a duly elected proxy bearing a later date.

                             ELECTION OF DIRECTORS

     The business and affairs of the Company are managed under the direction of its Board of Directors, which is presently comprised of nine members. The Board of Directors is classified, with the directors serving staggered three-year terms. Three directors have been nominated for election to the Company's Board of Directors at the Annual Meeting to hold office until the meeting of stockholders in year 2005 and until their successors have been duly elected and qualified (except in the case of earlier death, resignation or removal). The accompanying proxy may not be voted for more than three directors. The nominees for director have indicated their willingness to serve, but in case they are not candidates at the Annual Meeting, the person named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as director if elected. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director. The Board of Directors recommends a vote FOR the election of the nominees for director. Information concerning the nominees for director and for each director whose term will continue after the Annual Meeting is set forth below.

                             NOMINEES FOR DIRECTOR
                              TERM TO EXPIRE 2005

     John M. Ryan (age 57) has served as a director of the Company since 1996. Mr. Ryan serves as managing partner of Ryan Partners, a business advisory and venture capital firm he founded in July 1996 and vice president of Cetek Corporation, a drug discovery company. Prior to founding Ryan Partners, Mr. Ryan served as a partner of Coopers & Lybrand, LLP (now PricewaterhouseCoopers LLP), an accounting firm, with which he was associated from 1972 to 1996. Mr. Ryan has served as a director of numerous private companies and as an officer and director of several not-for-profit corporations.

     Joseph H. Gleberman (age 44) joined the Company's Board of Directors in 1995. Mr. Gleberman has been employed by Goldman, Sachs & Co., an investment-banking firm, since 1982 and has been a Partner of Goldman, Sachs & Co. since 1990 and Managing Director since 1996. Mr. Gleberman serves as a director of Dade Behring Holdings, Inc., IPC Communications, Inc., MCG Capital, Inc., and BackWeb Technologies Ltd.

     Richard G. Morrison, Ph.D. (age 65) joined the Company's Board of Directors in 1999. Prior to his retirement in May 2001, Dr. Morrison was an Adjunct Professor of Business at the Cameron School of Business, University of North Carolina at Wilmington for over six years. Dr. Morrison also has more than 30 years of pharmaceutical industry experience, recently acting as a private consultant for medium-sized international pharmaceutical businesses, and having served as General Manager and President of Eli Lilly's operations in Venezuela, Mexico and Brazil.

                              TERM TO EXPIRE 2004

     James L. Waters (age 76) has served as a director of the Company since 1981 and as a non-employee officer from 1982 until 1996. Mr. Waters is a private investor in numerous companies, is president of Cetek Corporation, a drug discovery company, Secretary of Trans-Tek, Inc., an instrument measurement company, and is the founder of Waters Associates, Inc., now known as Waters Corporation, a scientific instrumentation manufacturer.

     James G. Martin, Ph.D. (age 66) joined the Company's Board of Directors in 1999. Dr. Martin has served since 1995 as Corporate Vice President and since 1993 as Chairman of the Research Development Board of Carolinas HealthCare System, a regional healthcare system. Prior to joining Carolinas HealthCare, Dr. Martin served as Governor of the State of North Carolina from 1984 to 1992. Dr. Martin also serves as a director of Duke Energy Corporation, Palomar Medical Technologies, Inc., and Family Dollar Stores, Inc.

     Kurt M. Landgraf (age 55) joined the Company's Board of Directors in 2001. Mr. Landgraf has served since August 2000 as the President and Chief Executive Officer of the Educational and Testing Service in

Princeton, New Jersey, the world's largest private educational testing and measurement organization. He served in various positions at E.I. Dupont de Nemours Company and its affiliates from 1980 until 2000, including Chairman and Chief Executive Officer of Dupont Pharmaceuticals Company from January 2000 to May 2000, Executive Vice President and Chief Operating Officer from April 1998 to August 2000, Executive Vice President from November 1997 to April 1998, and Chief Financial Officer from December 1996 to October 1997 of E.I. Dupont de Nemours and Company. Mr. Landgraf serves as director of IKON Office Solutions, Inc., and NDC Health Corporation.

                              TERM TO EXPIRE 2003

     John E. Avery, (age 73) joined the Company's Board of Directors in 2000. Mr. Avery is a retired senior executive of Johnson & Johnson, a leading multinational healthcare products company, having served as Company Group Chairman of all operations in Latin America and the Caribbean. Mr. Avery served from 1993 to 1996 as Chairman of each of the Americas Society and the Council of the Americas, each a non-profit organization.

     Frederick D. Sancilio, Ph.D. (age 52) is Chairman of the Board of Directors and Chief Executive Officer of the Company. With more than 25 years' experience in the pharmaceutical industry, Dr. Sancilio worked with Burroughs-Wellcome Co., Schering-Plough Corporation, and Hoffmann-LaRoche, Inc. before founding the Company in 1979.


     William H. Underwood (age 54) is Executive Vice President, Corporate Development, and has served as Chief Operating Officer from 1995 to 1997, as Executive Vice President of the Company since 1992, as Vice President from 1986 to 1992, and as a director since 1996. He has held positions in the pharmaceutical and cosmetic industries for more than 17 years, in positions including Director of Quality Assurance and Director of Manufacturing at Mary Kay Cosmetics, Inc. and Group Leader of Bacteriological Quality Control at Burroughs-Wellcome Co.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee consisting of Mr. Ryan and Drs. Martin and Morrison, and a Compensation Committee consisting of Mr. Ryan, Mr. Avery and Dr. Martin. The Audit Committee's function is to review and make recommendations to the Board of Directors with respect to certain financial and accounting matters. The Audit Committee met four times during the fiscal year ended December 31, 2001. The Compensation Committee's function is to review and make certain determinations with respect to matters concerning the remuneration of employees, officers and directors and administer the Company's stock option plans. The Compensation Committee met two times during the 2001 fiscal year. The Board of Directors does not have a standing nominating committee.

     During the 2001 fiscal year, the Board of Directors held nine (9) meetings. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and committees on which he served that were held during the period he was a member of the Board of Directors or such committees.

COMPENSATION OF DIRECTORS

     In July 2001, the Company amended its policy to compensate non-employee directors for Board participation. Under the amended policy, all non-employee directors of the Company receive $3,000 for each meeting of the Board of Directors. In addition, for each meeting of a committee of the Board of Directors not held in connection with a regular Board meeting the participating non-employee director receives $3,000 for attending in person. Non-employee directors receive $500 for each telephonic Board, each committee meeting held in conjunction with a Board meeting and each committee meeting held telephonically that is not held in conjunction with a Board meeting, in each case which exceeds a one hour duration. All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors and committees thereof.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 1, 2002 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors as a group.

                                                                NUMBER OF SHARES      PERCENT OF
                  NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED(a)   SHARES(b)
                  ------------------------                    ---------------------   ----------
Frederick D. Sancilio, Ph.D. (c)............................        4,193,845            23.2%
Brown Capital Management, Inc. (d)..........................        3,055,100            16.9%
James L. Waters (e).........................................        2,293,383            12.7%
The Goldman Sachs Group, L.P. (f)...........................        2,276,832            12.6%
John E. Avery...............................................           43,334               *
Joseph H. Gleberman (g).....................................                0              --
Kurt M. Landgraf............................................                0              --
James G. Martin, Ph.D. .....................................           54,500               *
Richard Morrison, Ph.D. ....................................           78,333               *
John M. Ryan................................................           57,667               *
William H. Underwood (h)....................................          228,670             1.3%
Phillip S. Tabbiner, D.B.A. ................................           30,900               *
Gregory S. Bentley..........................................           48,318               *
William L. Ginna, Jr. ......................................           32,635               *
David Johnston, Ph.D. ......................................           29,034               *
All executive officers and directors as a group (15
  persons)..................................................        7,050,569            39.0%

---------------

*    Less than 1%
(a) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Information in the table reflects options granted under the Company's 1995 Stock Option Plan, 1996 Stock Option Plans, 1997 Stock Option Plan and the 2000 Non Employee Director Stock Option Plan to the extent such options are or become exercisable within 60 days. Accordingly, the totals for the following executive officers and directors and all executive officers and directors as a group includes the following shares represented by options:
     Mr. Ryan, 56,667 shares; Mr. Underwood, 64,681 shares; Dr. Martin, 53,000 shares; Dr. Morrison, 28,333 shares; Mr. Bentley, 33,318 shares; Dr. Sancilio, 24,000 shares; Mr. Waters, 0 shares; Mr. Avery 23,334 shares; Mr. Gleberman, 0 shares; Mr. Landgraf, 0 shares, Mr. Ginna, 32,635 shares; Dr. Johnston, 28,984 shares; and Dr. Tabbiner, 28,400 shares; and all executive officers and directors as a group, 383,302 shares.
(b) These calculations are based on an aggregate of 18,083,102 shares issued and outstanding as of March 1, 2002. Options to purchase shares held by a person that are exerciseable or become exercisable within the 60-day period are deemed to be outstanding for the purpose of calculating the percentage of outstanding shares owned by that person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person.
(c) Dr. Sancilio's address is 2320 Scientific Park Drive, Wilmington, North Carolina 28405.
(d) Based on Schedule 13G filed by Brown Capital Management, Inc. with the Securities and Exchange Commission dated February 5, 2002. The address of Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, Maryland 21202. This Schedule 13G indicates that Brown Capital Management, Inc. has sole dispositive power for 3,055,100 shares and sole voting power for 2,582,246 shares.
(e) Includes 461,057 shares of Common Stock beneficially owned by Mr. Waters's spouse. Mr. Waters's address is 47 New York Avenue, Framingham, Massachusetts 01701.
(f) Goldman, Sachs & Co. ("GS)" is an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. ("GSG"). GS, an NASD member, is an investment banking firm that regularly performs services such as acting as a financial advisor and serving as principal or agent in the purchase and sale of securities. GSG and GS may be deemed to own beneficially and indirectly in the aggregate 2,276,832 shares of the Company's Common Stock through certain investment partnerships of which affiliates of GS and GSG are the general partner, managing general partner or managing partner. GS is the investment manager of one or more of the investment partnerships. The address of GS is 85 Broad Street, New York, New York 10004.
(g) Mr. Gleberman, a managing director of Goldman, Sachs & Co., disclaims beneficial ownership of the 2,276,832 shares which may be deemed beneficially owned by GSG as described in note (f) above. Mr. Gleberman, a managing director of GS, disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.
(h)  Includes 925 shares beneficially owned by Mr. Underwood's children.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, as well as any holders of more than 10% of the Company's Common Stock, to file with the Securities Exchange Commission certain reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Based solely on review of such reports and certain representations furnished to it, the Company believes that during the fiscal year ended December 31, 2001, all officers and directors complied with all applicable Section 16(a) filing requirements except for the Form 3 filed on behalf of Mr. Landgraf which was filed six days late. The Company has instituted a program to assist directors and executive officers with compliance requirements of Section 16(a).

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities in 2001 by: (i) the Company's chief executive officer and (ii) the Company's next four most highly compensated employees who were serving as executive officers on December 31, 2001 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                           LONG-TERM
                                                                      COMPENSATION AWARDS
                                           ANNUAL COMPENSATION       ---------------------
NAME AND                                --------------------------   SECURITIES UNDERLYING       ALL OTHER
PRINCIPAL POSITION               YEAR   SALARY($)(a)   BONUS($)(b)      OPTIONS/SARS(#)      COMPENSATION($)(c)
------------------               ----   ------------   -----------   ---------------------   ------------------
Frederick D. Sancilio, Ph.D.     2001     400,000             0              45,000                13,047(d)
  Chief Executive Officer        2000     400,000        24,000              45,000                 9,750(d)
                                 1999     395,385             0                   0                34,072(d)

Philip Tabbiner, D.B.A.(e)       2001     285,000             0               8,000                71,160(f)
  President and Chief            2000      30,692             0              80,000                 1,400(g)
  Operating Officer              1999          --            --                  --                    --

William L. Ginna, Jr.(h)         2001     209,750             0                   0                 9,000(i)
  Executive Vice President and   2000     180,000        33,000              75,000                16,998(j)
  Chief Financial Officer        1999          --            --                  --                    --

David Johnston, Ph.D.(k)         2001     209,750             0                   0                 9,000(l)
  Executive Vice President       2000     200,000        33,000              45,000                65,802(m)
                                 1999       3,846             0              35,000                     0

Gregory S. Bentley(n)            2001     184,750             0                   0                17,243(o)
  Executive Vice President,      2000     175,000        19,250              30,000                 5,500(p)
  Secretary and General          1999     100,288        22,750              40,000                   918(q)
  Counsel


---------------
(a)  Includes salary amounts deferred pursuant to the Company's 401(k) plan.
(b) In addition, the following executives were granted discretionary bonuses in March 2002 in the following amounts: Dr. Sancilio, $140,000; Dr. Tabbiner, $99,750; Mr Ginna, $75,250; Dr. Johnston, $21,500; and Mr. Bentley, $66,500. The bonuses are to be paid in April 2002 unless the executive elects to defer receipt of the bonus until the future. If the deferral election is made, the executive will receive 100% of the bonus in January 2003 and an additional 100% of the bonus in January 2004, provided that the deferring executive continues to be employed by the Company on such dates. Dr. Sancilio, Dr. Tabbiner, Mr. Ginna and Mr. Bentley each elected to defer the bonus payment.
(c) Such amounts include the Company's contributions under its 401(k) and profit sharing plans in the following amounts: Dr. Sancilio, $3,000 in 1999, 0 in 2000 and 2001; Dr. Tabbiner, 0 in 2000 and 2001; William Ginna, 0 in 2000 and $3,000 in 2001; Dr. Johnston 0 in 1999 and 2000 and $3,000 in
     2001; and Mr. Bentley, 0 in 1999, $3,000 in 2000 and $3,000 in 2001.
(d) Reimbursement for expenses paid pursuant to Dr. Sancilio's employment agreement with the Company.
(e)  Dr. Tabbiner commenced employment with the Company on November 15, 2000.
(f) Includes $6,000 car allowance and $65,160 in reimbursed relocation expenses.
(g)  Entire amount was for relocation expense.
(h)  Mr. Ginna commenced employment with the Company on February 1, 2000.

(i)  Includes $6,000 for a car allowance.

(j)  Includes $2,500 car allowance and $13,998 in reimbursed relocation expense.
(k)  Dr. Johnston commenced employment with the Company on December 20, 1999.

(l)  Includes $6,000 for a car allowance.

(m) Includes $2,500 for car allowance and $63,302 in reimbursed relocation expenses.
(n)  Mr. Bentley commenced employment with the Company on June 1, 1999.
(o) Includes $6,000 car allowance, $8,036 reimbursed child educational expenses and $207 for executive medical program.
(p)  Entire amount was for a car allowance.
(q)  Reimbursement for relocation expenses.

     The following table sets forth certain information with respect to options granted during 2001 to the executive officers named in the Summary Compensation Table.

                          STOCK OPTION GRANTS IN 2001

                                                     INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                  -------------------------------------------------------     VALUE AT ASSUMED
                                   NUMBER OF                                                   ANNUAL RATES OF
                                   SECURITIES    PERCENT OF TOTAL                                STOCK PRICE
                                   UNDERLYING      OPTIONS/SARS                               APPRECIATION FOR
                                    OPTIONS         GRANTED TO      EXERCISE                   OPTION TERM(a)
NAME AND                            GRANTED        EMPLOYEES IN      PRICE     EXPIRATION   ---------------------
PRINCIPAL POSITION                   (#)(b)        FISCAL YEAR       ($/SH)       DATE        5%($)      10%($)
------------------                ------------   ----------------   --------   ----------   ---------   ---------
Frederick D. Sancilio...........     45,000            10.1%         11.13      01/12/11     315,067     798,441
Philip Tabbiner.................      8,000             1.8%         16.50      06/29/11      83,014     210,374
Bill Ginna......................          0               0              0             0           0           0
David Johnston, Ph.D. ..........          0               0              0             0           0           0
Gregory S. Bentley..............          0               0              0             0           0           0

---------------
(a) Potential realizable value is based on an assumption that the price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.
(b) The options vest in 33 1/3% increments at each of the twelfth, twenty-fourth, and thirty-six month anniversaries of the grant date.

     The following table sets forth certain information with respect to the value of options held at fiscal year end by the Named Executive Officers:

                     AGGREGATED 2001 YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                      UNDERLYING             IN-THE-MONEY
                                                                  UNEXERCISED OPTIONS         OPTIONS AT
                                                                 AT FISCAL YEAR-END(#)   FISCAL YEAR-END($)(a)
                                       SHARES                    ---------------------   ---------------------
             NAME AND                ACQUIRED ON      VALUE          EXERCISABLE/            EXERCISABLE/
        PRINCIPAL POSITION           EXERCISE(#)   REALIZED($)       UNEXERCISABLE          UNEXERCISABLE)
        ------------------           -----------   -----------   ---------------------   ---------------------
Frederick D. Sancilio, Ph.D. ......         0             0         9,000/81,000           156,375/1,215,765
Philip Tabbiner, Ph.D. ............         0             0        28,400/59,600           434,600/897,400
Bill Ginna.........................         0             0        20,968/54,032           312,806/835,549
David Johnston, Ph.D. .............     5,300        78,350        28,984/45,716           473,344/758,639
Gregory S. Bentley.................         0             0        33,318/36,682           499,603/591,762

---------------
(a) Market value of underlying securities at fiscal year end minus the exercise price of "in-the-money" options.

EMPLOYMENT AND COMPENSATION AGREEMENTS

     On November 17, 1995 (the "Signing Date"), the Company and Frederick D. Sancilio entered into an employment agreement (the "Employment Agreement") to secure Dr. Sancilio's services as Chairman of the Board and Chief Executive Officer of the Company. The Employment Agreement has an initial three-year term that is automatically extended for an additional one-year period on each anniversary of the Signing Date unless either party gives the other notice prior to the anniversary date of its intention not to extend the term of the Employment Agreement. Under the Employment Agreement, Dr. Sancilio will serve as the Company's Chairman of the Board and Chief Executive Officer, and the Company is required to use its best efforts to cause Dr. Sancilio to be re-elected to the Company's Board of Directors and to the boards of directors of affiliates of the Company on which boards of directors Dr. Sancilio was serving on the Signing Date and to be elected a director of any majority-owned subsidiary of the Company acquired after the Signing Date.

     The Employment Agreement was amended in March 1999 such that Dr. Sancilio's annual salary was increased to $400,000 from the initial annual aggregate salary of $350,000 set in November 1995. The salary amount may be increased by the Board of Directors and once increased may not be reduced. The Employment Agreement provides that Dr. Sancilio will be eligible to receive bonus compensation of up to 50% of his annual salary if the Company attains certain performance objectives set jointly by the Board of Directors and Dr. Sancilio. In addition, Dr. Sancilio will be eligible to participate in employee benefit plans made available generally to the Company's executive officers and any other Company compensation or incentive plans of a long or short-term nature, to receive an automobile allowance and to receive other perquisites not to exceed, in the aggregate, $35,000 per year.

     Under the Employment Agreement, the Company may terminate Dr. Sancilio's employment at any time, with or without cause, as defined in the Employment Agreement. In the event that the Company terminates Dr. Sancilio's employment without cause or in the event that Dr. Sancilio terminates his employment within 90 days of an event of constructive discharge (defined in the Employment Agreement to include, among other things, the removal of Dr. Sancilio from, or the failure of Dr. Sancilio to be elected to, the position of Chairman of the Board, a reduction in Dr. Sancilio's responsibilities or relocation of the Company's principal executive offices by more than 30 miles from its current location), Dr. Sancilio would be entitled to receive payments aggregating three times his then current annual salary to be paid in monthly installments over two years, during which time Dr. Sancilio would continue to receive medical and life insurance benefits. The Employment Agreement requires Dr. Sancilio to refrain from certain activities in competition with the Company for a period of two years after the termination of his employment for any reason.

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION POLICY

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for establishing compensation policies applicable to the Company's executive officers and administering the Company's stock option plans. The goal of the Compensation Committee is to attract, retain and reward high-quality executives by aligning their compensation with the long-term financial health of the Company and long-term stockholder interests. The Compensation Committee is composed entirely of outside directors of the Company. The Compensation Committee's compensation policies are intended to provide compensation at levels competitive with other companies of similar size in the same industry.

BASE SALARIES

     The Compensation Committee has implemented a program to review and approve the initial compensation packages of all new executives. In addition, the Compensation Committee regularly reviews competitive salary information concerning the compensation practices of other companies within the industry. These compensation surveys analyze the mix of cash, bonus and equity components of compensation of each executive officer to ensure that each member of management and the Company's long-term interests are sufficiently aligned.

CASH BONUSES

     In 2000, the Company instituted an Executive Bonus Plan wherein executive officers of the Company are eligible for bonuses upon achieving established year-end corporate departmental and individual goals. The maximum bonus that is payable is 35% of the executives' base salary. Earned bonuses are to be paid in the first quarter of the following year. Four executive officers, Dr. Fred Sancilio, Dr. David Johnston, William Ginna and Gregory S. Bentley, received bonuses of $24,000, $33,000, $33,000 and $19,250, in 2001, respectively.

STOCK OPTIONS

     The Compensation Committee recognizes the importance of stock ownership by its senior executives and that such options are an integral component of executive compensation. The goals of the Company's option plans are to promote the growth and profitability of the Company and its subsidiaries by increasing the personal participation of officers and key employees in the financial performance of the Company. The opportunity for individual financial growth tied to the financial growth of the Company helps ensure that the executives' and Company's interests are similarly focused. The Compensation Committee periodically reviews the Plans to ensure that they are structured to reflect the benefits offered by other companies in the Company's industry.

     The Company adopted two stock option plans in November 1995, but did not grant any options to employees until April 1996. The Company's stockholders approved an additional Stock Option Plan in May 1997 and amended the 1997 Plan in 1998, 2000 and 2001 to increase the number of options which may be granted. The Company granted 98,000 options to the executive officers, as a group, in 2001.

COMPENSATION PAYABLE TO THE CHIEF EXECUTIVE OFFICER

     The 2001 salary of the Company's Chief Executive Officer, Dr. Sancilio, was determined pursuant to a renewable three-year employment agreement with the Company dated November 17, 1995. The Company entered into the employment agreement in connection with, and as a part of, the Company's sale of preferred stock to certain institutional investors on November 17, 1995 (the preferred stock was converted into common stock upon completion of the Company's initial public offering in September 1996). The Board of Directors has delegated to the Compensation Committee its authority under the agreement to set Dr. Sancilio's base salary and determine the amount and performance criteria for the payment of bonuses. Under the agreement, Dr. Sancilio's base salary is to be reviewed at least annually. The agreement provides that base salary may be increased in light of Dr. Sancilio's performance, competitive levels of compensation and other factors the Compensation Committee deems relevant. Dr. Sancilio agreed to forego any salary increase in 2001. Dr. Sancilio's Employment Agreement was amended in March 1999 increasing the base salary to $400,000 from $350,000.

     The agreement also provides for a bonus, of up to 50% of base salary, if the Company attains target performance objectives agreed upon by the Compensation Committee and Dr. Sancilio. Dr. Sancilio received a cash bonus of $24,000 in 2001.

     Under the agreement, Dr. Sancilio is also eligible to participate in other compensation or incentive plans in which other senior executives are eligible to participate. The Compensation Committee recommended, and the Board of Directors unanimously approved with Dr. Sancilio abstaining, to award Dr. Sancilio 45,000 options to purchase shares of AAI common stock at $11.13 per share. The exercise price was determined by multiplying (x) the average of the high and low trading prices on the date the options were granted by (y) 110%, as required under the 1997 Stock Option Plan.

CAP ON DEDUCTION OF EXECUTIVE COMPENSATION

     Under Section 162(m) of the Internal Revenue Code, a public company may not deduct more than $1 million in compensation paid to one of its senior executive officers, unless the excess amount is performance-based compensation satisfying certain rules. The Company's stock option plans are designed to qualify under the performance-based compensation requirements of this provision. Due to current salary levels and anticipated bonus targets, the Compensation Committee believes that it is unlikely that application of Section 162(m) will prevent the Company from claiming a deduction for the amount of compensation paid to senior executive officers.

                                          Compensation Committee

                                          John Avery
                                          James G. Martin, Ph.D.
                                          John M. Ryan, Chairman

                               PERFORMANCE GRAPH

     The rules of the Securities and Exchange Commission require the Company to include in this Proxy Statement a line graph presentation comparing cumulative total stockholder returns for the period beginning January 1, 1997 and ending on December 31, 2001 with a published industry index or line-of-business index. In the past, the Company selected the Nasdaq Industrial Average and a composite peer group consisting of Parexel International, Pharmaceutical Product Development, Inc. and Quintiles Transnational Corp. (the "CRO Peer Group"). Beginning this year, the company will use a new peer group consisting of Biovail Corp., KV Pharmaceutical Company, and Watson Pharmaceuticals, Inc. (the "Specialty Pharmaceutical Peer Group"), and continue using the Nasdaq Industrial Average. The Company believes that the Specialty Pharmaceutical Peer Group is aligned with the strategic direction of the Company. Both graphs assume that $100 was invested on January 1, 1997 in AAI stock and in the index and applicable peer group, and the reinvestment of all dividends. The past performance of Company Common Stock is not necessarily indicative of future performance.

                              [Performance Graph]


--------------------------------------------------------------------------------------
                       12/31/96   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
--------------------------------------------------------------------------------------
 AAI                    100.00      86.27      90.85      47.71      53.27     131.56
 NASDAQ Industrial      100.00     110.04     117.54     201.78     133.65     125.19
 CRO Peer Group         100.00      88.88     119.28      48.41     100.38      91.81

                              [Performance Graph]


--------------------------------------------------------------------------------------
                       12/31/96   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
--------------------------------------------------------------------------------------
 AAI                    100.00      86.27      90.85      47.71      53.27     131.56
 NASDAQ Industrial      100.00     110.04     117.54     201.78     133.65     125.19
 Specialty
  Pharmaceutical
  Peer Group            100.00     132.50     172.40     236.16     234.84     253.74


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In November 1995, GS Capital Partners II, L.P., G.S. Capital Partners II Offshore, L.P., Bridge Street Fund 1995, L.P., Stone Street Fund, L.P., and Goldman Sachs & Co., Verwaltungs GmbH, each an investment partnership managed by an affiliate of The Goldman Sachs Group Ltd., purchased shares of preferred stock of the Company. All outstanding shares of preferred stock were converted into Common Stock in conjunction with the Company's public offering of common stock in September 1996. These Goldman Sachs investment partnerships own 2,276,832 shares of the Company's Common Stock. Pursuant to a stockholder agreement entered into in connection with their 1995 investment, the Goldman Sachs investment partnerships have the right to designate one member of the Company's Board of Directors for so long as they and their affiliates (which include Goldman, Sachs & Co.) beneficially own 10% or more of the outstanding shares of the Company's Common Stock. Pursuant to the stockholders agreement, Joseph Gleberman, a managing director of Goldman, Sachs & Co., serves as one of the Company's directors.

     In connection with the 1995 investment, the Company agreed that so long as the Goldman Sachs investment partnerships beneficially own 5% or more of the outstanding shares of the Company's Common Stock, the Company will retain Goldman, Sachs & Co. or an affiliate to perform all investment banking services for the Company for which an investment banking firm is retained, and to serve as managing underwriter of any offering of the Company's capital stock on customary terms, consistent with an arm's-length transaction. If the Company cannot agree to the terms of an engagement with Goldman, Sachs & Co., their affiliates after good faith discussions, the agreement permits the Company to engage any other investment banking firm. However, Goldman, Sachs & Co. would be entitled to serve as co-managing underwriter in any underwritten offering of the Company's capital stock.

     In addition, in that 1995 investment transaction, the Company granted to the Goldman Sachs investment partnerships, and other stockholders including Dr. Frederick Sancilio, James Waters and William Underwood, all current directors of the Company, rights to cause the Company to register for sale the shares of Common Stock they beneficially owned at that time.

     In 1994, as part of the Company's internal development program, the Company organized Endeavor Pharmaceuticals, Inc. to continue development of products that the Company had been developing on the Company's own. The Company assigned the Company's rights to these products to Endeavor in return for approximately 47% of Endeavor's fully diluted equity. The Company also entered into a contract with Endeavor to continue product development and clinical supply manufacture and granted to Endeavor, under certain circumstances, the first right to purchase additional propriety hormone pharmaceutical products that the Company develop. Although this contract terminated in April 2001, Endeavor's right to purchase internally developed hormone products that the Company may develop survives through April 2004. As the result of subsequent investments in Endeavor by third parties, including the Goldman Sachs investment partnerships, the Company's ownership interest in Endeavor has been diluted to approximately 13% of the common stock of Endeavor outstanding on a fully diluted basis at December 31, 2001. At December 31, 2001, the Goldman Sachs investment partnerships beneficially owned approximately 13.9% of Endeavor's common stock on a fully diluted basis, while Dr. Frederick D. Sancilio owned 0.8% and the Waters Foundation, an affiliate of James Waters owned 0.6%. Pursuant to an agreement among the Endeavor stockholders, the Company has the right to designate one of the eight members of Endeavor's board of directors. David Johnston currently serves as the Company's designee on Endeavor's board.

     Pursuant to the Company's product development and supply agreements with Endeavor, the Company had net sales to Endeavor of approximately $0.2 million in 2001, $0.7 million in 2000 and $2.8 million in 1999. These amounts were charged at the Company's commercial rates similar to those charged to other clients. The Company had approximately $79,000 and $147,000 in related accounts receivable from Endeavor at December 31, 2001 and 2000, respectively. In February 2000, the Company purchased product rights to an estradiol product and validated manufacturing equipment from Endeavor as consideration for reducing Endeavor's outstanding receivable and work-in-progress balances. Endeavor assigned to the Company the rights to this estradiol product, a generic version of estradiol approved by the FDA, and the related commercialization contract between Endeavor and a third party. Under the commercialization agreement, the Company will be entitled to certain minimum royalties if the third party manufactures and distributes estradiol. Endeavor also sold a piece of manufacturing equipment and related accessories to the Company. As consideration for these product and contract rights and equipment, the Company agreed to reduce Endeavor's outstanding receivable balance from approximately $2.9 million, including work-in-process, to $950,000. The terms of this transaction resulted from negotiations between Endeavor and the Company. The Company believes this transaction was fair to the Company based on the Company's estimate of the value of the outstanding receivable and work-in-progress balances the Company reduced compared to the value of the rights and equipment the Company acquired.

     The Company organized Aesgen, Inc. with an affiliate of the Mayo Clinic in 1994 and funded it in 1995 with an affiliate of the Mayo Clinic, MOVA Pharmaceutical Corporation and certain other investors. The Company's initial common stock investment in Aesgen was distributed to Company shareholders prior to the Company's initial public offering in 1996. As a result, the Company's directors and executive officers beneficially own the following percentages of the fully diluted common equity of Aesgen as of January 31, 2002: Dr. Sancilio, 4.1%, Mr. Waters, 5.0% and Mr. Underwood, 0.3%. In addition, the Goldman Sachs investment partnerships own 1.8% of the fully diluted common equity of Aesgen as of January 31, 2002. In January 2001, the terms of the non-convertible, redeemable preferred stock the Company received in connection with the Company's 1995 investment in Aesgen were amended to make that class of stock convertible into Aesgen common stock. In October 2001 the Company agreed to provide research services to Aesgen, in exchange for up to $1.1 million of Aesgen convertible preferred stock. Through December 31, 2001, the Company had performed $86,000 of services under the agreement but had not been issued any shares of convertible preferred stock. As of January 31, 2002, the Company owned approximately 3.8% of the common equity of Aesgen on a fully diluted basis. If all $1.1 million of services are performed, the Company expects to own 14.2% of Aesgen on a fully diluted basis.

     At the time of the Company's 1995 investment in Aesgen, the Company entered into a development agreement with Aesgen. Under this agreement, the Company had the right to provide product development and support services to Aesgen with respect to the generic drugs being developed by Aesgen, provided that the

Company's fees for such services were comparable to those of a competitor. In addition, the Company was obligated not to develop for the Company's own account or for any other person, any formulation of the generic products then under development by Aesgen. In 1996, the Company sold to Aesgen marketing rights to a pharmaceutical product that the Company was developing. Under the agreement, Aesgen paid a license fee and would pay additional royalties upon marketing the product. In December 2001 the Company agreed to purchase from Aesgen a number of generic product development projects including the rights to associated abbreviated new drug applications that have been filed with or approved by the FDA. In exchange for the rights to these products, the Company agreed to terminate the 1995 development agreement and the 1996 license agreement with Aesgen described above, and to release Aesgen from any and all liabilities owed to the Company under these contracts, including approximately $0.7 million of work-in-progress and accounts receivable. Furthermore, as a result of this transaction, the Company will have the right to receive royalties that were formerly payable to Aesgen by MOVA Pharmaceutical Corporation with respect to the abbreviated new drug applications the Company acquired from Aesgen. The terms of this transaction resulted from negotiations between Aesgen and the Company. The Company believes this transaction was fair to the Company.

     In February 2002, the Company purchased a generic injectable vitamin D product from Aesgen that the Company intends to market and promote under the Company's Aquasol brand name as Aquasol D. The Company made an initial payment of $1.0 million for this product and agreed to make additional contingent milestone payments of up to $1.5 million and royalty payments equal to 30% of the net sales of Aquasol D, less costs incurred in its manufacture and marketing, for the eight-year period following the first commercial sale of this product.

     The Company recognized net revenues of approximately $86,000, $100,000, and $100,000 from Aesgen in 2001, 2000 and 1999, respectively. The Company had no accounts receivable or work-in-progress at December 31, 2001, and had approximately $248,000 of accounts receivable and $377,000 of work-in-progress at December 31, 2000.

     In 1999, the Company advanced $300,000 to Cetan Technologies, Inc., formerly PharmComm, Inc., a company whose principal stockholders include Dr. Sancilio, Mr. Waters and Mr. Underwood. The advance payment was for scanning and indexing services to be rendered by Cetan Technologies during 1999 and 2000 as required as part of the Company's regulatory compliance and record retention policies. The services were performed by Cetan Technologies at market rates after considering the timing of the advance payment. The Company has engaged Cetan Technologies to perform these services since 1996 and has compensated Cetan Technologies pursuant to written agreements for the services. Cetan Technologies also provides computer validation services to the Company at market rates. These validation services are required for compliance with regulatory requirements. The Company stopped using the services of Cetan Technologies in 2001. Total payments for scanning and validations services provided to the Company by Cetan Technologies were approximately $277,000 in 1999, $308,000 in 2000 and $4,000 in 2001. At December 31, 2001, the $300,000 advance had been fully utilized. In addition, two of the Company's directors serve as directors of Cetan Technologies, Inc.

     Mr. Waters and Dr. Sancilio have agreed to sell the Company up to a total of 242,539 shares of the Company's Common Stock to provide the shares for issuance pursuant to the Company's 1995 Stock Option Plan. Upon the exercise of a stock option awarded under the 1995 plan, the Company is entitled to purchase from Mr. Waters and Dr. Sancilio the same number of shares at the exercise price of the option, $8.35 per share. As of December 31, 2001, options to acquire 6,225 shares of the Company's Common Stock were outstanding under the Company's 1995 Stock Option Plan. The Company acquired from Mr. Waters 26,132 shares in 2001 for $218,202, 2,778 shares in 2000 for $23,296, and 3,154 shares in 1999 for $26,336, and the Company acquired from Dr. Sancilio 31,940 shares in 2001 for $266,699, 3,396 shares in 2000 for $28,356, and 3,856 shares in 1999 for
$32,198.

              APPROVAL OF AMENDMENT TO THE 1997 STOCK OPTION PLAN

     Under the proposed amendment to the 1997 Stock Option Plan, the Company will be authorized to grant options to purchase up to 3,894,000 shares of Common Stock, an increase of 1,250,000 shares from the current 1997 Stock Option Plan. The Board anticipates that the 1,250,000 additional options, combined with the options currently available for grant under the 1996 Stock Option Plan and the 1997 Stock Option Plan, should be sufficient for employee grants through the end of the year 2003, unless the Company undertakes a significant acquisition in such period. The Compensation Committee has recommended, and the Board has approved, amending the 1997 Stock Option Plan, authorizing the Company to issue up to 3,894,000 options to purchase the Company's Common Stock.

     The Board of Directors recommends the Company's Stockholders vote FOR the amending the 1997 Stock Option Plan.

     The following is a summary description of the principal terms of the proposed 1997 Stock Option Plan but does not purport to be complete and is qualified in its entirety by the full text of the 1997 Stock Option Plan. Stockholders may obtain a copy of the 1997 Stock Option Plan free of charge by contacting the Company at 2320 Scientific Park Drive, Wilmington, North Carolina 28405, attention: Investor Relations.

     The purpose of the 1997 Stock Option Plan is to promote the growth and profitability of the Company and its subsidiaries by increasing the personal participation of officers and key employees in the financial performance of the Company. The 1997 Stock Option Plan will be administered by the Compensation Committee. The Compensation Committee will have the authority to interpret the terms and provisions of, and adopt, amend and rescind general and special rules relating to the administration of, the 1997 Stock Option Plan and to make all other determinations necessary and advisable for the administration of the 1997 Stock Option Plan. All of the Company's employees will be eligible to receive stock options to purchase shares of Common Stock ("Options") pursuant to the 1997 Stock Option Plan. A total of 1,909,308 options have been awarded and are outstanding under the 1997 Stock Option Plan.

     Awards of Options may be made to officers and other key employees of the Company or its subsidiaries ("Optionees"). The 1997 Stock Option Plan permits awards of Options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and nonqualified options. The Compensation Committee is authorized to establish the exercise price of Options, although the per share exercise price for Options intended to qualify as incentive stock options may not be less than 100% of the fair market value of a share of Common Stock on the date of grant (110% for certain 10% stockholders). The exercise price per share of any Option awarded under the 1997 Stock Option Plan may not be less than 100% of the fair market value of a share of Common Stock on the date of grant of the Option. The market value of Common Stock at March 25, 2002
was $     per share. The Compensation Committee is authorized to set the term of the Options, which may be no longer than 10 years (5 years for certain Options intended to qualify as incentive stock options).

     Options awarded under the 1997 Stock Option Plan will become exercisable as determined by the Compensation Committee. The Options become immediately exercisable upon completion of certain transactions involving a change in control of the Company or a sale by the Company of all or substantially all of its assets. Unexercised Options will expire thirty days after termination of the Optionee's employment, other than as a result of death, disability or retirement, in which cases Options may be exercised for a specified period after termination of employment. Options may not be transferred other than by will or the laws of descent and distribution or pursuant to certain qualified domestic relations orders.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to Options awarded under the Stock 1997 Stock Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

     An Optionee will not recognize any taxable income upon the grant of a nonqualified option, and the Company will not be entitled to a tax deduction with respect to such grant. Upon exercise of a nonqualified option, the excess of the fair market value of the shares on the exercise date over the exercise price will be taxable as compensation income to the Optionee. Subject to the Optionee including such excess amount in income or the Company satisfying applicable reporting requirements, the Company should be entitled to a tax deduction in the amount of such compensation income. The Optionee's tax basis for the shares received pursuant to such exercise will equal the sum of the compensation income recognized and the exercise price.

     In the event of a sale of shares received upon the exercise of a nonqualified option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such stock was more than one year.

     Generally, an Optionee should not recognize taxable income at the time of grant or exercise of an incentive stock option and the Company should not be entitled to a tax deduction with respect to such grant or exercise. The exercise of an incentive stock option generally will give rise to an item of tax preference that may result in alternative minimum tax liability for the Optionee.

     A sale or other disposition by an Optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to such Optionee and more than two years after the date of grant of the incentive stock option should result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss to the Optionee with no deduction being allowed to the Company. Upon a sale or other disposition of shares acquired upon the exercise of an incentive stock option within one year after the transfer of the shares to the Optionee or within two years after the date of grant of the incentive stock option (including the delivery of such shares in payment of the exercise price of another incentive stock option within such period), any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the Option and (ii) the amount realized on such disqualifying sale or other disposition of the shares over (b) the exercise price of such shares, should constitute ordinary income to the Optionee and the Company should be entitled to a deduction in the amount of such income. The excess, if any, of the amount realized on a disqualifying sale over the fair market value of the shares at the time of the exercise of the Option generally will constitute short-term or long-term capital gain and will not be deductible by the Company. Special rules may apply to Optionees who are subject to Section 16 of the Exchange Act.

     Under certain circumstances the accelerated vesting or exercise of Options in connection with a change of control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of section 280G of the Internal Revenue Code. To the extent it is so considered, the Optionee may be subject to a 20% excise tax and the Company may be denied a tax deduction.

     SECTION 162(m). Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the Company on the last day of the taxable year. Compensation attributable to Options granted under the 1997 Option Plan should not be subject to such deduction limitations.

              APPROVAL OF AMENDMENT TO THE 2000 STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

     Under the proposed amendment to the 2000 Stock Option Plan for Non-Employee Directors ("2000 Option Plan"), the Company will be authorized to grant options to purchase up to 660,000 shares of Common Stock, an increase of 250,000 shares from the current 2000 Option Plan. The Board anticipates that the 250,000 additional options, combined with the options currently available for grant under the 2000 Option Plan, should be sufficient for non-employee director grants through the year 2003. The Board has approved amending the 2000 Option Plan authorizing the Company to issue up to 660,000 options to purchase the Company's Common Stock.

     The Board of Directors recommends the Company's Stockholders vote FOR the amendment to the 2000 Option Plan.

     The following summary description of the principal terms of the proposed 2000 Option Plan does not purport to be complete and is qualified in its entirety by the full text of the 2000 Option Plan. Stockholders may obtain a copy of the 2000 Stock Option Plan free of charge by contacting the Company at 2320 Scientific Park Drive, Wilmington, North Carolina 28405,
Attention: Investor Relations.

     The purpose of the 2000 Option Plan is to promote the growth and profitability of the Company and its subsidiaries by attracting and retaining knowledgeable members of the business and scientific community to serve as members of the Company's Board of Directors, and thus furthering the financial performance of the Company. The 2000 Option Plan will be administered by the full Board of Directors. The Board of Directors has authority to interpret the terms and provisions of, and adopt, amend and rescind general and special rules relating to the administration of, the 2000 Option Plan and to make all other determinations necessary and advisable for the administration of the 2000 Option Plan. All of the Company's non-employee directors will be eligible to receive stock options ("Options") to purchase shares of Common Stock pursuant to the 2000 Option Plan. The Company has previously granted 390,000 Options to non-employee directors under the 2000 Option Plan.

     The Board of Directors is authorized to establish the exercise price of Options, although the per share exercise price for Options may not be less than 100% of the fair market value of a share of Common Stock on the date of grant.
The market value of common Stock at March 25, 2002 was $     per share. The
Board of Directors is authorized to set the term of the Options, which may be no longer than 10 years.

     Options granted under the 2000 Option Plan are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, amended. For a discussion of the principal United States Federal Income Tax consequences associated with non-qualified options, please refer to the
paragraph entitled, "Certain Federal Income Tax Consequences" on page   .

               PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION

     By a Board of Directors vote on March 24, 2002, the Board of Directors unanimously recommended to the stockholders that the Company amend the Company's Certificate of Incorporation (the "Charter") to increase the maximum number of directors from nine (9) to ten (10). The Company's Board of Directors consists of nine members. An affirmative vote of 75% of the issued and outstanding shares of the Company's Common Stock is required to approve the proposed amendment. The Board of Directors believes that the number of Directors should be increased to provide greater breadth of industry and international experience to oversee the Company's business affairs. The Company intends to have the Company's President, Philip Tabbiner, fill the proposed new directorship.

     The Board of Directors recommends a vote FOR the approval of the amendment of the Company's Certificate of Incorporation.

                             AUDIT COMMITTEE REPORT

     The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs Audit Committee composition. The requirement that Audit Committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(14). One Committee member, John Ryan, is an officer of a company which, due to the ownership interest of James L. Waters, another AAI director, and Mr. Waters' beneficial ownership of approximately 12.7% of the outstanding shares of the Company's Common Stock, may technically qualify the other company as an affiliate of AAI and thus call into question Mr. Ryan's independence under the NASDAQ rules and his ability to serve on the Company's Audit Committee. The full board, with Mr. Ryan abstaining, determined that in light of (a) his long tenure and experience on the Company's Audit Committee and intimate knowledge of the Company's activities and systems coming within the scope of the Audit Committee,
(b) his function as Chairman of said Committee during the entire time since the Company went public, (c) his experience, unique among the members of the Company's Board of Directors and Audit Committee, as a certified public accountant and expert in accounting matters; (d) his long experience as an audit partner at Coopers & Lybrand, (e) the distant and tenuous nature of the technical factual basis for his lack of independence as defined by NASDAQ Rule 4200(a)(14), and (f) his actual independence as a non-employee director of the Company, pursuant to NASDAQ Rule 4350(d)(2), under these exceptional and limited circumstances, that membership on the Audit Committee by John Ryan is required in the best interests of the Company and its stockholders.

     The Audit Committee oversees the Company's financial process on behalf of the Board of Directors. Management has the primary responsibility for preparing the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report or Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Board adopted a written Charter of the Audit Committee in 2001.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1.

     The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The committee held four (4) meetings during fiscal 2001. The Company incurred the following fees for services performed by Ernst & Young LLP in fiscal 2001.

AUDIT FEES

     The Company has been billed $387,018 for fees for the fiscal year 2001 audit and the review of Forms 10-Q ("Audit Services").

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Ernst & Young LLP did not perform any services related to financial information systems design and implementation for the fiscal year ended December 31, 2001.

ALL OTHER FEES

     Aggregate fees billed for all other services rendered by Ernst & Young LLP for the fiscal year ended December 31, 2001 are $476,179, including $99,175 for audit-related services. Audit related services include services performed on registration statement procedures, benefit plan audits, consents, accounting assistance for transactions, statutory auditing fees in Germany and other special projects.

     The Audit Committee considered whether the provision of all services unrelated to the Audit Services are compatible with maintaining Ernst & Young LLP's independence in performing its Audit Services.

     In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and

Exchange Commission. The committee and the Board have also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as the Company's independent auditors for fiscal year 2002.

                                                  James G. Martin, Ph.D.
                                                  Richard G. Morrison, Ph.D.
                                                  John M. Ryan, Chairman

                                  APPROVAL OF
                              INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2002. A proposal to ratify the appointment of Ernst & Young LLP will be presented at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

     The Board of Directors recommends the Company's stockholders vote FORratifying the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2002.

                 STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Under the applicable rules of the Securities and Exchange Commission, a stockholder who wishes to submit a proposal for inclusion in the proxy statement of the Board of Directors for the annual meeting of stockholders to be held in the spring of 2003 must submit such proposal in writing to the Secretary of the Company at the Company's principal executive offices no later than December 11, 2002.

     The By-laws of the Company establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders of the Company and for nominations by stockholders of candidates for election as directors at an annual meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given to the Secretary of the Company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are selected and recommended by the Board of Directors or by a committee of the Board of Directors designated to make nominations, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors of the Company.

     To be timely, notice of nominations or other business to be brought before any meeting must be received by the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's annual meeting or, in the case of special meetings, at the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Accordingly, any notice of nominations or other business to be brought before the 2003 annual meeting of stockholders must be received by the Secretary of the Company by December 11, 2002. The notice of any stockholder proposal or nomination for election as a director must set forth the various information required under the By-laws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on the Company's books (if they so appear) and the class and number of shares of the Company's capital stock that are beneficially owned by them. Any stockholder desiring a copy of the Company's By-laws will be furnished one without charge upon written request to the Secretary of the Company at 2320 Scientific Park Drive, Wilmington, North Carolina 28405.

                                 OTHER MATTERS

     The Board knows of no other matters which will be presented to the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited by this Proxy Statement will be voted in accordance with the judgment of the person or persons holding such proxy.

                                          By Order of the Board of Directors,

                                          Gregory S. Bentley
                                          Secretary

Wilmington, North Carolina
April 9, 2002

           YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
             WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE
              REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY
                       IN THE ENCLOSED POSTPAID ENVELOPE.

                            - FOLD AND DETACH HERE -

REVOCABLE PROXY                  AAIPHARMA INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2002
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints Gregory S. Bentley and Albert N. Cavagnaro as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of aaiPharma Inc. (the "Company") held of record by the undersigned on March 25, 2002 at the annual meeting of stockholders to be held on May 17, 2002 or any adjournment thereof.

1. ELECTION OF DIRECTORS

   FOR the nominees listed below                               WITHHOLD AUTHORITY
   (except as marked to the contrary below)    [ ]             to vote for the nominees listed below    [ ]

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR A NOMINEE, STRIKE A LINE THROUGH
                     THE NOMINEE'S NAME IN THE LIST BELOW.)

                                  John M. Ryan
                              Joseph H. Gleberman
                           Richard G. Morrison, Ph.D.

2. PROPOSAL TO APPROVE the Amendment to the 1997 Stock Option Plan authorizing the issuance of an additional 1,250,000 options;

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

3. PROPOSAL TO APPROVE the Amendment to the 2000 Stock Option Plan for Non-Employee Directors authorizing the issuance of an additional 250,000 options;

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

4. PROPOSAL TO APPROVE the Amendment to the Company's Certificate of Incorporation to increase the number of directors from nine (9) to ten (10);

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

5. PROPOSAL TO RATIFY AND APPROVE the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 2002; and

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

      PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED
                           POSTAGE-PREPAID ENVELOPE.

                            - FOLD AND DETACH HERE -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE DIRECTORS, FOR THE AMENDMENT TO THE 1997 STOCK OPTION PLAN, FOR THE AMENDMENT TO THE 2000 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND FOR APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS AND THIS PROXY WILL BE VOTED FOR THE NOMINEE DIRECTORS AND EACH PROPOSAL UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 9, 2002, and revokes all proxies heretofore given by the undersigned.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                                 Dated:                   , 2002
                                                        ------------------

                                                 -------------------------------
                                                 Signature

                                                 -------------------------------
                                                 Signature if held jointly

                                                 PLEASE MARK, SIGN, DATE AND
                                                 RETURN THE PROXY CARD PROMPTLY
                                                 USING THE ENCLOSED
                                                 POSTAGE-PREPAID ENVELOPE.